Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu

CONTACT:	Thomas S. Wu Chairman, President and Chief Executive Officer (415) 928-0700 Jonathan H. Downing Chief Financial Officer (415) 928-0700

FD Morgen-Walke Investor Relations: Leigh Parrish, Teresa Thuruthiyil (415) 439-4521

Media Relations: Christopher Katis, Ron Heckmann (415) 439-4518

For Immediate Release

UCBH HOLDINGS, INC. REPORTS 53.6% INCREASE
IN 2003 FIRST QUARTER NET INCOME

~Credit Quality Remains Strong with a Nonperforming Asset Ratio of 12 Basis Points~
~Revenue Growth of 44.9% for the First Quarter of 2003~

First Quarter Highlights:

Earnings-

•	First quarter diluted earnings per common share on a post-split basis of $0.32, up 41.7% from the prior year’s first quarter earnings of $0.22 per common share on a post-split basis

•	First quarter net income of $13.9 million, up 53.6% from the prior year’s first quarter net income of $9.1 million

Revenue growth-

•	Revenue growth of $13.3 million, or 44.9% for the first quarter of 2003, compared with the corresponding quarter of 2002

•	Net interest margin of 3.48%, compared with 3.82% in the first quarter of 2002; reflects the acquisition of Bank of Canton of California (“BCC”)

•	Noninterest income growth of $1.8 million, or 93.4%, in the first quarter of 2003, compared with the first quarter of 2002

Core deposit growth-

•	Core deposit growth of $57.8 million for the first quarter of 2003, or 15.4% annualized

Loan growth-

•	New loan commitments increased to $340.2 million for the first quarter of 2003

•	Commercial loan growth of $74.1 million for the first quarter of 2003, or 11.1% annualized

Asset quality-

•	Nonperforming asset ratio of 0.12 % at quarter end

•	Net loan charge-offs of $128,000 for the first quarter of 2003

     SAN FRANCISCO, April 10, 2003 — UCBH Holdings, Inc. (Nasdaq: UCBH), the holding company of United Commercial Bank (UCB™), today reported net income of $13.9 million for its first quarter ended March 31, 2003. This is an increase of 53.6% compared with net income of $9.1 million for the first quarter ended March 31, 2002 and reflects in part the effect of the acquisition of BCC completed in October 2002. The diluted earnings per common share on a post-split basis were $0.32 for the first quarter of 2003, compared with $0.22 for the same period last year.

     The resulting annualized return on average assets ratio for the quarter ended March 31, 2003 was 1.16%, and the annualized return on average equity ratio was 19.22%. The ROA and ROE ratios for the first quarter of 2002 were 1.22% and 20.13%, respectively. The efficiency ratio was 46.03% in the first quarter of 2003, compared to 46.29% for the corresponding period of the previous year.

     Chairman, President and Chief Executive Officer, Thomas S. Wu said, “We are pleased with UCBH’s strong financial performance in the first quarter of 2003. UCBH’s earnings growth was driven by revenue growth of 44.9% over the first quarter of 2002, which resulted from the increase in our commercial loan portfolio and the growth in core deposits.

     “As a result of adhering to our conservative underwriting criteria, our nonperforming asset ratio was below 0.25% for the sixteenth consecutive quarter, reflecting the high credit quality of our loan portfolio. We believe that the Bank is well positioned for continued growth in the remainder of 2003.”

     Mr. Wu continued, “We recently announced the signing of a definitive agreement for the acquisition of First Continental Bank, a full-service commercial bank serving the ethnic Chinese community in southern California. We believe that this acquisition, which is subject to regulatory approval and is expected to close during the third quarter of 2003, will enable us to further enhance our market share expansion capabilities in southern California.”

     Net Interest Income

     Net income increased by 53.6% to $13.9 million for the quarter ended March 31, 2003, compared with $9.1 million for the corresponding quarter of the prior year, primarily due to an increase in net interest income. Net interest income for the first quarter of 2003 before provision for loan losses for the first quarter of 2003 increased by $11.5 million, or 41.5%, to $39.3 million compared with $27.8 million in the same period of 2002. This increase was primarily due to a $1.67 billion increase in the average balance of interest-earning assets. The net interest margin decreased to 3.48% for the quarter ended March 31, 2003, from 3.82% for the corresponding quarter of 2002, reflecting the impact of the October 28, 2002 acquisition of BCC which had a significantly lower net interest margin than UCBH.

     Noninterest Income

     Noninterest income increased 93.4% to $3.7 million for the quarter ended March 31, 2003, compared to $1.9 million for the corresponding quarter of 2002, primarily as a result of an increase in commercial banking fees and gain on the sale of loans and securities. Commercial banking fees increased 55.4% to $1.5 million for the first quarter of 2003, from $997,000 for the corresponding quarter of 2002, due to increased commercial banking activities. Gain on sale of loans and securities increased 243.5% to $1.5 million in the first quarter of 2003 from $451,000 in the corresponding quarter of 2002. Of this $1.5 million gain, $853,000 is represented by gain on sale of SBA loans.

     Noninterest Expense

     Noninterest expense for the first quarter of 2003 increased by 44.1% to $19.8 million from $13.7 million for the corresponding quarter of 2002, primarily as a result of expenses associated with the BCC acquisition. In the first quarter of 2003, personnel expenses increased 47.1% to $11.1 million from $7.6 million for the first quarter 2002, as a result of additional staff resulting from the BCC acquisition and staffing required to support the growth of the Bank’s commercial banking business.

     Loan Growth

     Loans increased 2.2% to $3.10 billion at March 31, 2003, from $3.03 billion at December 31, 2002. During the first quarter, the Bank securitized $49.6 million of multifamily loans with Fannie Mae (“FNMA”) and retained all of the securities issued. FNMA securities have a lower risk-based capital requirement than do multifamily loans. The rate of loan growth prior to the securitization was 3.9%.

     New loan commitments of $340.2 million for the quarter ended March 31, 2003, were comprised of $299.7 million of commercial loans and $40.5 million of consumer loans. As a result of the Bank’s continued focus on commercial lending activities, loan growth remained concentrated in the Bank’s commercial loan portfolio, which totaled $2.75 billion at March 31, 2003. The annualized rate of commercial loan growth in the first quarter of 2003 was 18.5% prior to the internal loan securitization.

     Credit Quality

     Total nonperforming assets as of March 31, 2003, were 0.12%, reflecting management’s continued focus on maintaining high credit quality assets. Net loan charge-offs were $128,000 for the quarter ended March 31, 2003, compared with charge-offs of $290,000 for the corresponding quarter of the prior year.

     Securities

     Securities, including available for sale and held to maturity, totaled $1.54 billion at March 31, 2003, a decrease of $42.7 million, or 2.7%, compared to December 31, 2002. This decrease reflects the prepayments of securities, offset by the $49.6 million of FNMA securities received in the internal securitization of multifamily loans referred to above. Following the acquisition of BCC in October 2002, the securities portfolio increased from $788.7 million at September 30, 2002, to $1.58 billion at December 31, 2002. UCBH plans to continue restructuring the BCC assets by reducing the securities concentration and increasing commercial loans.

     Deposits

Core deposits increased 3.8% to $1.56 billion at March 31, 2003, compared with $1.50 billion at December 31, 2002. The growth in core deposits resulted primarily from the Bank’s continued focus on developing new commercial relationships and further expansion into the Bank’s retail niche market, the ethnic Chinese community. Total deposits at March 31, 2003, were $4.03 billion, compared with $4.01 billion at December 31, 2002. The average cost of deposits for the quarter ended March 31, 2003, decreased to 1.79% from 1.98% for the quarter ended December 31, 2002, due to the increase in core deposits and decreases in market interest rates.

     Income Taxes

     The effective tax rate for the first quarter ended March 31, 2003, was 37.32% compared with 39.79% for the same period of 2002. The lower effective tax rate reflects the realization of Enterprise Zone tax credits from the BCC acquisition and the increased municipal securities portfolio.

     Capital

     Stockholders’ equity increased to $298.1 million at March 31, 2003, from $282.4 million at December 31, 2002, an increase of 5.6%. The Tier I leverage ratio of the Bank was 7.21% at March 31, 2003, compared with 7.57% at December 31, 2002. The decrease in the Tier I leverage ratio at March 31, 2003 reflects three full months of the BCC acquisition, as the leverage ratio is computed based on average assets during the reporting period and period-end equity. The total risk-based capital ratio of the Bank was 12.07% at March 31, 2003, compared with 11.52% at December 31, 2002. The Bank’s capital ratios exceed regulatory requirements, and the Bank continues to be categorized as “well capitalized.” The Company’s capital ratios approximate those of the Bank, and the Company is also categorized as “well capitalized.”

     Corporate Developments

     On April 3, 2003, UCBH announced that it had signed a definitive agreement under which it will acquire privately-held First Continental Bank (“FCB”), a full-service commercial bank headquartered in Rosemead, California. Operating through four branches and focusing on serving the ethnic Chinese community in the San Gabriel Valley, FCB had $333.9 million in assets and $303.1 million in deposits at December 31, 2002.

     Mr. Alan Thian, Chairman, President and Chief Executive Officer of First Continental Bank, will join UCB™ following the closing of the acquisition. With over 20 years of commercial banking experience, Mr. Thian will provide valuable leadership that will position UCBH to make further incursions into its niche market in southern California and increase the Company’s market share. The transaction, which is subject to approval by FCB’s shareholders and regulatory approval, is anticipated to close in the third quarter of 2003.

     First Quarter Earnings Teleconference and Webcast

     UCBH will hold a conference call and audio webcast tomorrow, Friday, April 11, 2003, at 8:00 a.m. Pacific time to discuss the financial results for the Company’s first quarter, as well as its outlook for the second quarter of 2003. The webcast will be available through a link on the Investor Relations page of the Company’s web site at

www.ucbh.com and may also be accessed through CCBN at www.companyboardroom.com. If you are unable to listen to the webcast live, a replay will be available at both web sites through April 18, 2003.

     About UCBH Holdings, Inc.

     UCBH Holdings, Inc. is the holding company for United Commercial Bank, the leading California bank serving the ethnic Chinese community. The Bank has 42 offices located in the San Francisco Bay Area, Sacramento, Stockton and Greater Los Angeles, as well as an office in Brooklyn, New York, and a representative office in Hong Kong, SAR, providing a wide range of consumer banking services to individuals and commercial banking services to small- and medium-sized businesses and professionals in a variety of industries. United Commercial Bank offers a full range of lending activities, including residential and commercial real estate, construction, commercial credit facilities, working capital loans, international trade finance services, and online banking services for businesses and consumers. The Bank also maintains an interactive Internet banking and community portal, www.ibankUNITED.com, in both English and Chinese. For additional information, visit the web site for UCBH Holdings, Inc. located at www.ucbh.com.

     Forward-Looking Statements

     Certain statements contained in this release, including without limitation, statements containing the words “believes,” “projects,” “plans,” “expects,” “anticipates,” and words of similar import, constitute “forward-looking statements” within the meaning of applicable law. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of UCBH or UCB™ to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: whether or not the proposed acquisition of FCB actually occurs; the ability of UCBH and UCB™ to integrate BCC and FCB with their current operations and to achieve the efficiencies and market penetration anticipated; general economic and business conditions in those areas in which UCBH or UCB™ operates; demographic changes; competition; fluctuations in market interest rates; changes in business strategies; changes in governmental regulation; changes in credit quality and other risks and other uncertainties including those detailed in the most recent quarterly and annual reports filed by UCBH with the Securities and Exchange Commission. Given these risks and uncertainties, undue reliance should not be placed on such forward-looking statements. UCBH and UCB™ disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

(Tables Follow)

UCBH Holdings, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)

	At March 31,	At December 31,
	2003	2002

	(unaudited)
Assets
Cash and due from banks	$54,516	$58,954
Investment and mortgage-backed securities available for sale, at fair value	1,339,284	1,469,387
Investment and mortgage-backed securities, at cost (fair value $202,925 at March 31, 2003 and $114,582 at December 31, 2002)	199,378	111,994
Federal Home Loan Bank stock and other equity securities	31,284	40,162
Loans	3,095,664	3,027,810
Allowance for loan losses	(49,727)	(48,865)

Net loans	3,045,937	2,978,945

Accrued interest receivable	21,184	22,641
Premises and equipment, net	81,663	81,697
Goodwill	45,878	46,052
Intangible assets	10,083	10,734
Other assets	30,676	33,070

Total assets	$4,859,883	$4,853,636

Liabilities
Deposits	$4,025,414	$4,006,813
Borrowings	291,336	353,374
Guaranteed preferred beneficial interests in junior subordinated debentures	136,000	136,000
Accrued interest payable	11,628	11,659
Other liabilities	97,420	63,423

Total liabilities	4,561,798	4,571,269

Commitments and contingencies	—	—
Stockholders’ Equity
Preferred stock, $.01 par value, authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 90,000,000 shares at March 31, 2003 and at December 31, 2002, shares issued and outstanding 42,136,762 at March 31, 2003 and 42,018,728 at December 31, 2002	211	210
Additional paid-in capital	125,143	124,440
Accumulated other comprehensive income	11,193	9,053
Retained earnings-substantially restricted	161,538	148,664

Total stockholders’ equity	298,085	282,367

Total liabilities and stockholders’ equity	$4,859,883	$4,853,636

UCBH Holdings, Inc.
Consolidated Statements of Operations
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	Quarter Ended	Quarter Ended

	March 31, 2003	March 31, 2002

Interest income:
Loans	$44,174	$38,005
Funds sold and securities purchased under agreements to resell	8	25
Investment and mortgage-backed securities	18,600	9,352

Total interest income	62,782	47,382

Interest expense:
Deposits	17,891	15,401
Short-term borrowings	212	98
Guaranteed preferred beneficial interests in junior subordinated debentures	2,009	802
Long-term borrowings	3,371	3,309

Total interest expense	23,483	19,610

Net interest income	39,299	27,772
Provision for loan losses	990	887

Net interest income after provision for loan losses	38,309	26,885

Noninterest income:
Commercial banking fees	1,549	997
Service charges on deposits	507	371
Gain on sale of loans and securities	1,549	451
Miscellaneous income	107	100

Total noninterest income	3,712	1,919

Noninterest expense:
Personnel	11,125	7,564
Occupancy	1,191	1,338
Data processing	1,121	776
Furniture and equipment	767	637
Professional fees and contracted services	1,665	1,229
Deposit insurance	164	107
Communication	239	154
Foreclosed assets	2	—
Intangible amortization	595	—
Miscellaneous expense	2,931	1,938

Total noninterest expense	19,800	13,743

Income before taxes	22,221	15,061
Income tax expense	8,293	5,993

Net income	$13,928	$9,068

Average common and common equivalent shares outstanding, basic	42,075,342	38,898,112
Average common and common equivalent shares outstanding, diluted	44,046,232	40,620,798
Basic earnings per share	$0.33	$0.23
Diluted earnings per share	0.32	0.22

UCBH Holdings, Inc.
Supplemental Data
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	At, or for the three months ended, March 31,

	2003	2002

Profitability measures:
ROA	1.16%	1.22%
ROE	19.22%	20.13%
Noninterest expense / average assets	1.65%	1.84%
Efficiency ratio	46.03%	46.29%
Net interest spread (1)	3.28%	3.53%
Net interest margin (1)	3.48%	3.82%
Diluted earnings per share	$0.32	$0.22
Average cost of deposits during the period	1.79%	2.48%
New loan commitments-
Commercial:
Secured by real estate-nonresidential	$98,244	$65,859
Secured by real estate-multifamily	114,569	98,863
Construction	43,632	30,877
Commercial business	43,229	49,618

	299,674	245,217

Consumer:
Residential mortgage (one to four family)	31,919	41,003
Other	8,591	4,938

	40,510	45,941

Total new commitments	$340,184	$291,158

(1) Calculated on a tax equivalent basis

UCBH Holdings, Inc.
Supplemental Data
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	For the three months ended,

	March 31, 2003	March 31, 2002

AVERAGE BALANCES
Loans
Commercial:
Secured by real estate-nonresidential	$1,281,482	$812,880
Secured by real estate-multifamily	940,515	708,801
Construction	222,665	176,086
Commercial business	262,498	159,348

	2,707,160	1,857,115

Consumer:
Residential mortgage (one to four family)	311,717	397,618
Other	48,316	15,097

	360,033	412,715

Total loans	$3,067,193	$2,269,830

Investment securities	$1,541,838	$662,944
Earning assets	$4,611,636	$2,939,128
Assets	$4,811,355	$2,981,214
Deposits
Noninterest-bearing	$256,642	$131,102
NOW and money market accounts	554,027	328,674
Savings accounts	705,172	467,048
Time deposits	2,477,917	1,558,366

Total deposits	$3,993,758	$2,485,190

Borrowings	$329,905	$255,737
Interest-bearing liabilities	$4,203,021	$2,646,492
Equity	$289,865	$180,212

UCBH Holdings, Inc.
Supplemental Data
(Unaudited: Dollars in Thousands, Except for Per Share Data)

	At March 31, 2003	At December 31, 2002

SELECTED FINANCIAL DATA
Selected loan data:
Loan composition
Commercial:
Secured by real estate-nonresidential	$1,303,720	$1,279,809
Secured by real estate-multifamily	942,838	914,630
Construction	235,245	216,218
Commercial business	264,700	261,787

	2,746,503	2,672,444

Consumer:
Residential mortgage (one to four family)	306,916	311,067
Other	47,702	49,372

	354,618	360,439

Gross loans	3,101,121	3,032,883
Net deferred loan fees	(5,457)	(5,073)

Loans	$3,095,664	$3,027,810

Nonperforming loans	$5,855	$4,654
OREO	—	—
Loan delinquency ratio	0.68%	0.88%
Nonperforming assets to total assets	0.12%	0.10%
Nonperforming loans to total loans	0.19%	0.15%
Allowance for loan losses to total loans	1.61%	1.61%
Loan-to-deposit ratio	76.90%	75.57%
Selected deposit data:
Demand deposits and NOW accounts	$842,976	$813,122
Savings account balances	719,303	691,318
Time deposit balances	2,463,135	2,502,373

Total deposit balances	$4,025,414	$4,006,813

Cost of deposits at quarter end	1.75%	1.90%
Selected equity data:
Total shareholders’ equity	$298,085	$282,367
Tier 1 risk-based capital ratio (Bank)	10.81%	10.26%
Total risk-based capital ratio (Bank)	12.07%	11.52%
Tier 1 leverage ratio (Bank)	7.21%	7.57%
Book value per share	$7.07	$6.72